As filed with the Securities and Exchange Commission on August 4, 2017

Registration No. 333-190077

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UCP, Inc.

(Casa Acquisition Corp. as successor by merger to UCP, Inc.)

(Exact name of Registrant as specified in its charter)

Delaware	90-0978085
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

99 Almaden Boulevard, Suite 400

San Jose, California 95113

(408) 207-9499

(Address of principal executive offices, including zip code)

UCP, Inc. 2013 Long-Term Incentive Plan

(Full title of the plan)

Dale Francescon

President

Casa Acquisition Corp.

as successor by merger to

UCP, Inc.

99 Almaden Boulevard, Suite 400

San Jose, California 95113

(408) 207-9499

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey D. Marell

Ross Fieldston

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SHARES

This Post-Effective Amendment (this “Post-Effective Amendment”) is being filed by UCP, Inc. (the “Company” or the “Registrant”) to remove from registration all shares of Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”) that remain unsold under the following registration statement (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333- 190077), which was filed with the SEC on July 22, 2013, pertaining to the registration of 1,834,300 shares of Common Stock issuable under UCP’s UCP, Inc. 2013 Long-Term Incentive Plan.

On April 10, 2017, the Company entered into an Agreement and Plan of Merger, dated April 10, 2017 (as it may be amended from time to time, the “Merger Agreement”), by and among Century Communities, Inc., a Delaware corporation (“Century Communities”), Casa Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Century Communities (“Merger Sub”), and the Company, pursuant to which the Company will merge with and into Merger Sub (the “Merger”), at which time the separate corporate existence of the Company will end, and Merger Sub will survive the Merger as the surviving corporation.

In connection with the Merger, Merger Sub, as successor to the Company, is terminating all offers and sales of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, Merger Sub, as successor to the Company, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Casa Acquisition Corp., as successor by merger to the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 4th day of August, 2017.

Casa Acquisition Corp. as successor by merger to UCP, Inc.

By:	/s/ Dale Francescon
	Name:	Dale Francescon
	Title:	President